Exhibit 99.1

Quarter-to-Date
Sales Update

March 20, 2007

	January and
	February 2007
	(% Change vs.
	Prior Year)	Commentary
Consolidated Sales	10%	Underlying growth of +12% on increases across most segments (lower Equipment and Chemicals). Currency +2%, Natural gas (4%). Acquisitions and divestitures net for 0% growth.

Merchant Gases	20%	Sales increased on solid demand across all regions and improved pricing in North America and Europe. Currency +4%.

Tonnage Gases	10%	Sales increased due to new hydrogen plants brought on-stream during 2006. Lower natural gas pricing impacted sales growth by ~ (16%).

Electronics and Performance Materials	15%	Sales increased in both businesses driven by underlying industry growth. Electronics sales benefited from the loading of
investments made throughout 2006 and particularly strong
Equipment orders. Performance Materials sales benefited from
		strong European and Asian demand and the Tomah acquisition.

Healthcare	15%	Sales increased primarily due to the UK respiratory care contract and underlying strength in our Spanish homecare business. Currency +4%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.